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                                                                      EXHIBIT 21

                                MDT CORPORATION

                             List of Subsidiaries

MDT Biologic Company, a Delaware corporation.

MDT Diagnostic Company, a Delaware corporation.

MDT Canada Limited, an Ontario Canada corporation.

MDT Asia Limited, a Hong Kong corporation.

MDT International Limited, a Greece corporation.

Consolidated Equipment Supply Corporation, a Pennsylvania corporation.

MDT Technionic Company, a Delaware corporation.